FOR IMMEDIATE RELEASE

INTER PARFUMS USA SIGNS AN EXCLUSIVE LICENSE AGREEMENT FOR
SHANGHAI TANG FRAGRANCES

Establishes Hong Kong Subsidiary to Manage Business for
China's Leading Luxury Brand

New York, NY, July 15, 2013: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that its newly created Hong Kong subsidiary, Inter Parfums USA Hong Kong Limited, has entered into a 12-year exclusive worldwide license to create, produce and distribute perfumes and related products under China's leading luxury brand, Shanghai Tang.  The agreement commenced on July 1, 2013.  The Company plans to launch its first fragrance under the Shanghai Tang brand in Spring 2014.

Founded in 1994, Shanghai Tang is the leading Chinese luxury brand with international recognition and distribution. As the global curator of modern Chinese chic, Shanghai Tang champions the richness and beauty of the Chinese culture through its contemporary lifestyle offer of apparel and accessories for men, women and children, as well as home collections.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. stated, "China is a strategic priority for Inter Parfums, and as this is an important new relationship for us we have established a new subsidiary in Hong Kong, Inter Parfums USA Hong Kong Limited, to manage the global operations of the Shanghai Tang brand.  Shanghai Tang translates China's rich history with a vibrant sophistication that reflects the contemporary Chinese 'Art de Vivre'.  We believe that Shanghai Tang is a truly unique brand with exceptional potential to become a global beauty brand in the luxury segment, and we are committed to making this a highly successful venture."

Raphael Le Masne, Executive Chairman of Shanghai Tang added, "Shanghai Tang offers a unique multi-sensory shopping experience where signature scents are an important component of the Shanghai Tang universe. As we see the rise of a new Chinese pride in China, complemented by a growing intrigue and appetite for Chinese culture globally, we are happy to be partnering with Inter Parfums to grow and develop our global fragrance business."

About Inter Parfums:

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

About Shanghai Tang

Since its inception in 1994, Shanghai Tang has been the pioneering luxury lifestyle brand from China. With its mission as the global curator of modern Chinese aesthetics, Shanghai Tang interprets Chinese culture and craftsmanship with vibrant sophistication and relevance. Offering ready-to-wear for women, men and children, as well as accessories and homeware, Shanghai Tang supports an international network of 45 boutiques, including the world's largest lifestyle flagship - The Shanghai Tang Mansion, at 1 Duddell Street, Central, Hong Kong and its largest flagship Boutique, The Cathay Mansion in Shanghai, China.

For more brand information and to shop online, please visit www.shanghaitang.com

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.

These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2012 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Fred Buonocore (212)836-9607/fbuonocore@equityny.com Linda Latman (212) 836-9609/llatman@equityny.com www.theequitygroup.com

Contact at Shanghai Tang Jocelyn Yong International Marketing Director +852 2839 0817 Jocelyn.yong@shanghaitang.com www.shanghaitang.com